Exhibit 107

Calculation of Filing Fee Tables

Form SF-1
(Form Type)

Cleco Power LLC (Exact name of registrant, sponsor and depositor as specified in its charter)	Cleco Securitization II LLC (Exact name of registrant and issuing entity as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Asset-Backed Securities	Series 2025-A Senior Secured Energy Transition Bonds	Rule 457(o)	$305,000,000	100%	$305,000,000	0.00015310	$46,695.50
	Total Offering Amounts					$305,000,000		$46,695.50
	Total Fees Previously Paid							─
	Total Fee Offsets							─
	Net Fee Due							$46,695.50